Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 11, 2019, relating to the consolidated financial statements of Dominion Cove Point, LLC (formerly known as Dominion Cove Point, Inc.), included in the Current Report on Form 8-K/A of Dominion Energy Gas Holdings, LLC dated November 18, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

November 18, 2019